Exhibit 99.1

For Immediate Release

Cleantech Solutions International Introduces Environmentally Friendly and Energy Efficient Air-Fluid, Dual-Use Dyeing Machine

●    Receives purchase order for 12 machines worth RMB7.0 million

WUXI, Jiangsu, China, January 15, 2015 -- Cleantech Solutions International, Inc. ("Cleantech Solutions" or "the Company") (NASDAQ: CLNT), a manufacturer of metal components and assemblies used in in various manufacturing industries, including clean technology, textile dyeing and finishing machines, today announced that its operating company, Wuxi Huayang Dyeing Machinery Co., Ltd. ("Huayang Dyeing"), a variable interest entity, received a purchase order in January for its newly developed air-fluid, dual-use dyeing machine from a leading weaving and dyeing enterprise based in Shaoxing, China.

The Company’s new air-fluid, dual-use dyeing machine uses both air flow and fluid flow in the dyeing process. It allows users to customize the dyeing process according to the specific type of textile. It is equipped with a series of specialized and patented components, including nozzles, cloth wheels and cloth spreaders, which help ensure greater color evenness and reduce defects. It can be used on a wider range of textiles and uses 60% to 70% less water, about 30% less power and 40% to 50% less steam than traditional models of high-temperature, high-pressure dyeing machines and reduces the use of additives by about 50% while shortening dyeing time by 1 to 2 hours.

Pursuant to the purchase order, Huayang Dyeing will provide the customer 12 units of the new air-fluid, dual-use dyeing machine. Huayang Dyeing received an advance payment of approximately RMB0.7 million ($0.1 million), and will receive an additional RMB5.6 million ($0.9 million) upon delivery, and will receive the remaining RMB0.7 million ($0.1 million) within seven months of delivery provided that all products are installed, tested and running smoothly. The Company expects to begin delivering the equipment in May 2015.

"We are excited to receive this purchase order from one of our long-time customers, who has been testing prototypes of our new air-fluid, dual-use dyeing machine over the last six months and we believe that its satisfaction with the quality, energy efficiency and environmental benefits are reflected in this purchase order," said Mr. Jianhua Wu, Chairman and CEO of Cleantech Solutions. “As the Chinese government continues to enforce stricter emission standards and the adoption of energy-efficient textile processing and production equipment, we are very optimistic about market demand for this new dyeing machine in the Chinese market.”

Cleantech Solutions plans to showcase its new air-fluid, dual-use dyeing machine at the 17th Shanghai International Textile Industry Expo, one of the largest exhibitions for the textile and garment industry in Asia that will be held from June 15 to June 18, 2015 in Pudong, Shanghai, China. The Company hopes to attract more customers from both domestic and international markets, especially from Southeastern Asia where textile manufacturers traditionally purchase expensive imports from Europe and Hong Kong.

About Cleantech Solutions International

Cleantech Solutions is a manufacturer of metal components and assemblies, primarily used in clean technology and other industries and dyeing and finishing equipment for the textile industry and forging products, and a supplier of fabricated products and machining services to a range of clean technology customers. The Company's website is www.cleantechsolutionsinternational.com. Any information on the Company's website or any other website is not a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein referred to in this press release as anticipated, believed, estimated or expected. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to deliver and the dyeing machines referred to in this press release in a timely manner, and to market the new dyeing machines and those factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K for the year ended December 31, 2013 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-Q for the quarter ended September 30, 2014. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Company Contact:

Cleantech Solutions International, Inc.

Adam Wasserman, CFO

E-mail: adamw@cleantechsolutionsinternational.com

Web: www.cleantechsolutionsinternational.com

Elaine Ketchmere, CFA

Compass Investor Relations

Phone: +1-310-528-3031

E-mail: eketchmere@compass-ir.com

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